Exhibit 99.1

FOR IMMEDIATE RELEASE:	May 2, 2014
NW Natural Reports First Quarter 2014 Results
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•	Consolidated net income was $37.9 million for the first quarter of 2014 or $1.40 per share, compared to net income of $37.6 million and $1.40 per share for the same period in 2013.

•	Customer growth rate increased to 1.3% at March 31, 2014, compared to 1.1% at March 31, 2013.

•	Utility operations set a new daily sendout record of 9.0 million therms on Feb. 6, 2014.

•	Operating cash flows increased $114 million for the first quarter of 2014 compared to the same period in 2013 reflecting receipt of environmental insurance settlement proceeds of $91 million.
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PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported consolidated net income of $37.9 million for the first quarter of 2014 or $1.40 per share, compared to net income of $37.6 million, also $1.40 per share, for the same period in 2013.

“We are continuing to see customer growth increase on a year-over-year basis and our company is executing well on many fronts, from guiding the system through a record send-out event in February to achieving a solid insurance settlement on our environmental claims,” said Gregg Kantor, President and Chief Executive Officer.

Utility Results
For both the three months ended March 31, 2014 and 2013, the utility segment provided net income of $36 million. Results reflected an increase in utility margin primarily due to continued customer growth and increased revenues from our gas reserve and other investments, offset by losses from gas cost incentive sharing in Oregon, an increase in operations and maintenance expense, and a slightly higher Oregon income tax rate.

Customer growth. NW Natural's customer growth rate for the trailing 12-month period ended March 31, 2014 was 1.3%, with the Company serving approximately 698,000 customers, compared to a growth rate of 1.1% for the same period in 2013. The Company added about 9,200 new customers during the last 12 months, compared to 7,400 customers added a year ago.

Utility Volume and Margin.

	Three Months Ended
Dollars and therms in thousands	3/31/2014	3/31/2013	Change	% Change
Gas sales and transportation deliveries	406,217	400,190	6,027	2%
Utility margin	$130,294	$127,300	$2,994	2%

The 2% increase in deliveries for the first quarter of 2014 compared to 2013 was mainly due to customer growth from residential and commercial volumes and added load during our February cold weather event. Weather overall for the quarter was 1% warmer than a year ago but 2% colder than average. The $3.0 million increase in utility margin was primarily due to an increase of $5.4 million from a combination of customer growth and rate-base return on our gas reserve and other tracked-in investments, partially offset by $2.4 million of comparative losses from gas cost incentive sharing mechanism as a result of higher spot gas prices and higher volumes.

Cold Weather Operations. The Company's utility gas distribution system performed well during the cold weather, including an early February 2014 event when NW Natural set a new daily sendout record of 9.0 million therms, with an average temperature of 21 degrees Fahrenheit, breaking the previous record set in 2004.

Environmental Insurance Settlements. In February 2014, NW Natural settled with defendant insurance companies in the Company's environmental insurance recovery litigation, which sought insurance recovery for past and future environmental remediation expenses. The Company received $91 million of settlement payments during the first quarter of 2014, with an additional $11 million expected in the second quarter of 2014. These payments will bring total insurance proceeds received to $150 million.

Gas Reserves. In March 2014, the Company amended the original gas reserve agreement with Encana in order to facilitate Encana's proposed sale of its interests in the Jonah field. Under the amendment, the Company ended the drilling program with Encana, but increased its assigned ownership interests in certain sections of the Jonah field. The Company's investment to-date of $178 million will continue to earn a rate of return and provide long-term gas price protection for utility customers. Although the Company retains the right to drill additional wells, we have not determined at this time whether we will seek to do so. Recovery of drilling costs through customer rates for these additional wells would require regulatory approval.

Gas Storage Results
The gas storage segment net income results were flat with last year at $1.6 million for the first quarters of 2014 and 2013 reflecting slightly lower operating revenues offset by a decrease in other expenses.

Consolidated Operations and Maintenance Expense
Operations and maintenance expense increased $1.6 million or 5% for the first three months of 2014 compared to the same period for 2013. The increase was largely due to higher bad debt expense and higher system maintenance and safety program costs at the utility. The change in bad debt expense accounts for $1.0 million of the overall expense increase, which primarily reflects an adjustment to our provision balance in last year's first quarter. Utility bad debt expense as a percent of revenues was 0.2% for the trailing 12 months ended March 31, 2014. Excluding the increase in bad debt, operations and maintenance expense was $0.6 million or 2% higher for the first three months of 2014 compared to the same period last year.

Consolidated Income Tax Rate
The increase in income tax expense for the three months ended March 31, 2014 compared to the same period in 2013 was primarily due to an increase in pre-tax earnings and a tax charge of $0.6 million as a result of a slightly higher Oregon state effective tax rate.

Cash Flows
Cash provided by operations for the first three months of 2014 was $220.1 million, compared to $106.1 million for the same period in 2013. The variance largely reflects the receipt of $91 million of environmental settlement recoveries during the first quarter of 2014 as well as positive working capital changes due to accounts receivable and inventory changes.

Earnings Guidance for 2014
The Company reaffirmed earnings guidance to be in the range of $2.15 to $2.35 per share for 2014. The Company’s 2014 earnings guidance assumes a continued economic recovery, customer growth from our utility segment, average weather conditions, no significant changes in prevailing legislative and regulatory policies or outcomes, and resolution of the environmental cost recovery mechanism during 2014.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 46.0 cents a share on the Company’s common stock. The dividends will be payable on May 15, 2014 to shareholders of record on April 30, 2014. Currently, the Company’s indicated annual dividend rate is $1.84 per share.

Presentation of Results
In addition to presenting results of operations and earnings amounts in accordance with generally accepted accounting principles (GAAP), NW Natural has expressed certain measures in this press release on an equivalent cents-per-share basis, which are non-GAAP financial measures. These amounts reflect factors that directly impact the Company's earnings. In calculating these financial disclosures, we allocate income tax expense based on the effective tax rate, where applicable. These non-GAAP financial measures should not be used to the exclusion of GAAP financial measures. NW Natural believes that these non-GAAP financial measures provide useful information to the reader by removing the effects of variances in GAAP reported results of operations that we believe are not indicative of fundamental changes in our financial condition or results of operations.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on May 2, 2014 to review the Company's financial and operating results for the three months ended March 31, 2014.

To hear the conference call live, please dial 1-888-317-6016 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-317-6016. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10044120). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, hedge efficacy, gas reserves and their financial value and benefit, customer growth, weather, commodity and other costs, customer rates or rate recovery, timing or receipt of litigation settlement proceeds, financial positions, debt redemption, revenues and earnings, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, effects of regulatory mechanisms, including, but not limited to, SRRM, contracting levels or pricing, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 698,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $2.8 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:
Bob Hess
Phone: 503-220-2388
Email: rsh@nwnatural.com

or

Media Contact:
Kim Heiting
Phone: 503-220-2366
Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statements
(Consolidated - Unaudited)

	Three Months Ended
In thousands, except per share amounts	03/31/14	03/31/13	Change	% Change
Income from operations	$75,028	$74,206	$822	1%
Net Income	37,884	37,639	245	1

Diluted average shares of common stock outstanding	27,126	26,973	153	1
Diluted earnings per share of common stock	1.40	1.40	—	—

	Twelve Months Ended
In thousands, except per share amounts	03/31/14	03/31/13	Change	% Change
Income from operations	$143,568	$137,720	$5,848	4%
Net income	60,783	56,134	4,649	8

Diluted average shares of common stock outstanding	27,051	26,916	135	1
Diluted earnings per share of common stock	2.25	2.09	0.16	8

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	March 31,	March 31,
In thousands	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$17,929	$8,337
Accounts receivable	87,264	84,346
Accrued unbilled revenue	33,515	29,633
Allowance for uncollectible accounts	(2,235)	(2,116)
Regulatory assets	27,834	39,001
Derivative instruments	15,846	8,200
Inventories	33,469	52,004
Gas reserves	21,990	14,286
Income taxes receivable	—	2,033
Deferred tax assets	4,915	—
Other current taxes	13,595	12,441
Total current assets	254,122	248,165
Non-current assets:
Property, plant, and equipment	2,939,760	2,808,673
Less: Accumulated depreciation	868,257	824,561
Total property, plant, and equipment, net	2,071,503	1,984,112
Gas reserves	134,894	100,169
Regulatory assets	285,046	384,453
Derivative instruments	1,078	2,836
Other investments	67,288	68,029
Restricted cash	4,000	4,000
Other non-current assets	12,453	14,735
Total non-current assets	2,576,262	2,558,334
Total assets	$2,830,384	$2,806,499
Liabilities and equity:
Current liabilities:
Short-term debt	$32,600	$130,750
Current maturities of long-term debt	80,000	—
Accounts payable	89,201	77,007
Taxes accrued	34,146	10,262
Interest accrued	11,144	10,952
Regulatory liabilities	37,686	28,239
Derivative instruments	1,191	3,450
Other current liabilities	38,069	41,445
Total current liabilities	324,037	302,105
Long-term debt	661,700	691,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	489,108	467,360
Regulatory liabilities	308,858	293,135
Pension and other postretirement benefit liabilities	147,733	215,808
Derivative instruments	96	642
Other non-current liabilities	119,376	79,112
Total deferred credits and other non-current liabilities	1,065,171	1,056,057
Equity:
Common stock	366,560	357,957
Retained earnings	419,109	407,738
Accumulated other comprehensive loss	(6,193)	(9,058)
Total equity	779,476	756,637
Total liabilities and equity	$2,830,384	$2,806,499

NORTHWEST NATURAL GAS COMPANY	Three Months Ended
Consolidated Statements of Cash Flows (Unaudited)	March 31,
In thousands	2014	2013
Operating activities:
Net income	$37,884	$37,639
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	19,589	18,807
Regulatory amortization of gas reserves	2,981	2,381
Deferred tax liabilities, net	205	25,797
Non-cash expenses related to qualified defined benefit pension plans	1,278	1,476
Contributions to qualified defined benefit pension plans	(2,800)	(1,400)
Deferred environmental recoveries, net of (expenditures)	83,252	(4,482)
Other	603	(545)
Changes in assets and liabilities:
Receivables	23,216	5,281
Inventories	27,200	15,598
Taxes accrued	26,824	1,193
Accounts payable	(1,671)	(13,781)
Interest accrued	4,041	4,999
Deferred gas costs	(14,049)	1,966
Other, net	11,579	11,189
Cash provided by operating activities	220,132	106,118
Investing activities:
Capital expenditures	(25,588)	(22,674)
Utility gas reserves	(19,681)	(12,257)
Other	(191)	(1,335)
Cash used in investing activities	(45,460)	(36,266)
Financing activities:
Common stock issued, net	1,400	1,115
Change in short-term debt	(155,600)	(59,500)
Cash dividend payments on common stock	(12,456)	(12,248)
Other	442	195
Cash used in financing activities	(166,214)	(70,438)
Increase (decrease) in cash and cash equivalents	8,458	(586)
Cash and cash equivalents, beginning of period	9,471	8,923
Cash and cash equivalents, end of period	$17,929	$8,337

Supplemental disclosure of cash flow information:
Interest paid	$7,502	$6,128
Income taxes paid	—	—

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
First Quarter - 2014

	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,			March 31,
	2014	2013	Change	2014	2013	Change
Operating revenues	$293,386	$277,861	6%	$774,043	$698,829	11%

Operating expenses:
Cost of gas	155,201	142,359	9	386,140	327,939	18
Operations and maintenance	35,386	33,757	5	138,242	128,802	7
General taxes	8,182	8,732	(6)	29,406	30,494	(4)
Depreciation and amortization	19,589	18,807	4	76,687	73,874	4
Total operating expenses	218,358	203,655	7	630,475	561,109	12
Income from operations	75,028	74,206	1	143,568	137,720	4
Other income and expense, net	1,383	520	166	5,532	3,207	72
Interest expense, net	11,542	11,127	4	45,587	43,093	6
Income before income taxes	64,869	63,599	2	103,513	97,834	6
Income tax expense	26,985	25,960	4	42,730	41,700	2
Net income	$37,884	$37,639	1	$60,783	$56,134	8

Common shares outstanding:
Average diluted for period	27,126	26,973		27,051	26,916
End of period	27,132	26,948		27,132	26,948

Per share information:
Diluted earnings per share	$1.40	$1.40		$2.25	$2.09
Dividends declared per share of common stock	0.460	0.455		1.84	1.80
Book value per share, end of period	28.73	28.08		28.73	28.08
Market closing price, end of period	44.01	43.82		44.01	43.82

Capital Structure, end of period:
Common stock equity	50.2%	47.9%		50.2%	47.9%
Long-term debt	42.6	43.8		42.6	43.8
Short-term debt (including amounts due in one year)	7.2	8.3		7.2	8.3
Total	100.0%	100.0%		100.0%	100.0%

Utility operating statistics:
Customers, end of period	698,372	689,199	1.3%	698,372	689,199	1.3%
Utility volumes (therms):
Residential and commercial sales	274,156	268,664		677,398	630,390
Industrial sales and transportation	132,061	131,526		475,060	473,410
Total utility volumes sold and delivered	406,217	400,190		1,152,458	1,103,800
Utility operating revenues:
Residential and commercial sales	$270,002	$256,366		$686,886	$611,689
Industrial sales and transportation	21,512	19,025		71,367	66,734
Other revenues	1,477	1,529		4,002	6,029
Less: Revenue taxes	7,496	7,261		19,237	17,836
Total utility operating revenues	285,495	269,659		743,018	666,616
Less: Cost of gas	155,201	142,359		386,140	327,939
Utility margin	$130,294	$127,300		$356,878	$338,677

Degree days:
Average (25-year average)	1,855	1,855		4,240	4,248
Actual	1,890	1,904	(1)%	4,365	4,102	6%
Percent colder (warmer) than average weather	2%	3%		3%	(3)%